Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (File No. 333 – 189095) of our report dated February 14, 2017 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the presentation of the imputed discount on EIP receivables as described in Note 1, as to which the date is January 22, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in T-Mobile US, Inc.’s Current Report on Form 8-K dated January 22, 2018.

/s/ PricewaterhouseCoopers LLP

Seattle, WA

January 22, 2018